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Exhibit 10.14

REDACTED VERSION

HUMAN PLASMA SUPPLY AGREEMENT

***Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by an asterisk and has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, and the Commission's rules and regulations promulgated under the Freedom of Information Act, pursuant to a request for confidential treatment.***

        This Human Plasma Supply Agreement (this "Agreement") is entered into as of June 20, 2001 (the "Effective Date"), by and between Dong Shin, a Korean corporation ("Purchaser") and SeraCare Life Sciences, Inc., a California corporation ("Supplier").

Purchaser and Supplier are sometimes referred to herein individually as a "Party" or collectively as the "Parties."

        WHEREAS, Purchaser agrees to purchase from Supplier and Supplier agrees to supply to Purchaser, the "Products" (as defined below.).

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set, forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

        1.    Definitions

          1.1  "Certificate of Analysis" shall mean a certificate of analysis in the form of Exhibit A, attached hereto.

          1.2  "Extended Term" shall mean the two-year period beginning on January 1, 2004 and ending on December 31, 2005.

          1.3  "Initial Term" shall mean the period beginning on the Effective Date and ending on December 31, 2003.

          1.4  "Products" shall mean the plasma-related products specified on Exhibit B, attached hereto.

          1.5  "Specifications" shall mean the quality and technical specifications set forth for the Products on Exhibit C attached hereto.

        2.    Products and Prices

          2.1  Subject to the terms and conditions set forth in this Agreement, Purchaser hereby appoints Supplier as the exclusive supplier of the Products to Purchaser in the U.S.A., and Supplier appoints Purchaser as the exclusive purchaser of the Products to Supplier in Korea.

          2.2  Attached hereto as Exhibit B is a schedule specifying the quantities of the Products that Purchaser, in good faith, estimates it will purchase during the Initial Term. In the event the term of this Agreement is extended beyond the Initial Term, Exhibit B shall be amended annually (with the first such amendment to be effective as of the first day of the Extended Term) by Purchaser sending to Supplier forecasts of expected purchases for the ensuing twelve (12) month period. The estimation in Exhibit B shall not create any kind of responsibility to Purchaser.

          2.3  The price for the Products during the Initial Term is set forth on Exhibit B. Notwithstanding the foregoing sentence, during the Initial Term, The price of the Products may be adjusted by mutual agreement, based upon changes in Supplier's cost to obtain and/or manufacture the Products, and other relevant changes. The price adjustment of the Products shall be initiated by written notice given on or before October 1 of each calendar year during the Initial Term and such revised price shall be effective beginning on January 1 of the following year.

          2.4  In the event that the term of this Agreement is extended by the parties beyond the Initial Term, the parties shall negotiate annually in good faith mutually acceptable price changes based upon the changes, if any, in Supplier's cost to obtain and/or manufacture the Products, and other relevant changes. The first negotiation for the Extended Term shall take place at least ninety days prior to the end of the Initial Term and such negotiated price shall be effective from the first day of the Extended Term until the next annual price negotiation.

        3.    Payment and Delivery Terms.

          3.1  All Products purchased by Purchaser hereunder shall be purchased pursuant to a written purchase order delivered by Purchaser to supplier at least ninety (90) days in advance of the requested delivery date. Each purchase order shall specify the quantity of Product ordered, the requested delivery date, and the instructions for delivery (including the name of the carrier and method of shipment) of the Products to Purchaser. Should Supplier determine that it will be unable to deliver any shipment by the date specified in a purchase order delivered by Purchaser under this Agreement, Supplier shall promptly notify Purchaser of an expected late delivery date. Supplier shall use commercially reasonable efforts to make all deliveries of Products ordered by Purchaser hereunder within seven (7) days of the originally scheduled delivery date.

          3.2  All Products purchased by Purchaser hereunder shall be packed and shipped in accordance with Supplier's standard operating procedures.

          3.3  Payment by Purchaser for any Products shall be made within thirty (30) days from date of receipt by Purchaser of the Products and the related invoice. All payments hereunder shall be made by Purchaser in U.S. dollars.

          3.4  Shipping terms shall be FOB USA. All costs of shipment, freight, insurance and all government taxes and duties outside U.S.A. incurred during shipment of the Products to Purchaser will be directly charged to and paid by Purchaser. Title and all risk of loss and damage regarding the Products shall pass to Purchaser FOB USA.

          3.5  Purchaser agrees that upon delivery of Products to Purchaser, Purchaser shall handle, store and maintain all Products in an appropriate environment in accordance with applicable law, industry standards and good manufacturing practices. If Purchaser shall fail to handle, store and maintain any Products in accordance with this Agreement, such Products shall not be subject to rejection as provided in Section 4 below.

          3.6  Supplier shall comply with all export laws and restrictions and regulations of the United States Department of Commerce or other United States or foreign agency or authority. Supplier shall obtain, at its expense, any necessary licenses and/or exemptions with respect to the export of Products and Product related materials from the United States; and Purchaser shall obtain, at its expense, any necessary licenses and/or exemptions with respect to the import of Products and Product related materials to Korea.

        4.    Product Quality

          4.1  All Products sold to Purchaser hereunder shall conform to the Specifications, provided that Purchaser and Supplier may modify the Specifications to comply with changes in law or regulations by mutual agreement.

          4.2  Supplier shall assign a unique lot number to each batch of Product sold hereunder and shall provide a corresponding Certificate of Analysis with each shipment to Purchaser hereunder. In addition, Supplier shall keep accurate records of the Products sold by Supplier to Purchaser hereunder on a "lot basis" for production and quality control.

          4.3  Supplier acknowledges and agrees that Purchaser may reject any Products that do not conform to the specifications at any time up to thirty (30) business days after delivery of such

  Products to Purchaser, provided that, notwithstanding anything herein to the contrary, any Products not rejected during such period shall be deemed to be accepted by Purchaser.

          4.4  Purchaser may reject all or a portion of a shipment of Product hereunder as follows:

            (A)  In the event Purchaser determines that any shipment of Products delivered to it hereunder, when tested in accordance with the test methods and procedures set forth in the Specifications fails to conform to the applicable Specifications, Purchaser shall promptly notify Supplier within forty-eight (48) hours after identification of a problem and reasonably specify the manner in which the Product in question fails to conform to the Specifications. Supplier shall have the right to make its own inspection and evaluation of the allegedly nonconforming Products. If such inspection is desired by Supplier, it shall promptly notify Purchaser within twenty four (24) hours of receipt of the notice from Purchaser of the nonconforming Product and conduct and complete such inspection within forty-eight (48) hours after receipt of the Product from Purchaser. Purchaser shall promptly provide Supplier with samples of the nonconforming Product upon its receipt of Supplier's request. If, after evaluating such samples, Supplier believes that the Product in question is conforming, it shall supply Purchaser with its written findings and request that Purchaser submit additional samples to an independent third party acceptable to both parties. The decision of such third party shall be final with respect to such alleged nonconforming Products and binding on both parties to this Agreement.

            (B)  Should the subject Products be determined to be nonconforming within the applicable Specifications, Supplier shall pay the return freight with respect to the Products shipped to Purchaser and all costs and expenses attendant to the testing of such samples by the independent third party.

            (C)  If the subject Products are determined to be in conformity with the applicable Specifications, Purchaser shall accept the shipment and shall be responsible for the return freight and all costs and expenses attendant to the testing of such samples by the independent third party.

            (D)  Supplier's sole liability and responsibility to Purchaser for any Product properly rejected by Purchaser hereunder shall be to replace an equivalent supply of Product, as soon as reasonably practicable, which, if Purchaser has already paid for the properly rejected Product, shall be at Supplier's sole expense. IN NO EVENT SHALL SUPPLIER BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST REVENUES OR PROFITS.

          4.5  Purchaser represents and warrants that it shall handle, and ultimately dispose of, the Product in accordance with applicable laws, using universal precautions at all times.

        5.    Term and Termination

          5.1  The term of this Agreement shall commence on the Effective Date and shall continue until the end of the Initial Term, unless earlier terminated or extended as provided herein.

          5.2  This Agreement may be terminated prior to the expiration of the Initial Term or the Extended Term, if any, as follows.

            (A)  Upon the occurrence of any of the following events, Purchaser shall be entitled to (a) receive immediate written notice of the occurrence of such event and (b) terminate this Agreement:

              (1)  In the event of insolvency of Supplier or in the event that an involuntary or voluntary petition in bankruptcy is filed by, against or on behalf of Supplier upon giving ten days prior written notice of termination to Supplier;

              (2)  In the event Supplier makes a general assignment for the benefit of its creditors, or a receiver or trustee is appointed for its business or property upon giving ten days prior written notice of termination to Supplier;

              (3)  In the event Supplier commits a material breach of this Agreement unless Supplier cures such breach within thirty days after written notice of such breach has been given to Supplier.

            (B)  Upon the occurrence of any of the following events, Supplier shall be entitled to (a) receive immediate written notice of the occurrence of such event and (b) terminate this Agreement:

              (1)  In the event of insolvency of Purchaser or in the event that an involuntary or voluntary petition in bankruptcy is filed by, against or on behalf of Purchaser upon giving ten days prior written notice of termination to Purchaser;

              (2)  In the event Purchaser makes a general assignment for the benefit of its creditors, or a receiver or trustee is appointed for its business or property upon giving ten days prior written notice of termination to Purchaser;

              (3)  In the event Purchaser commits a material breach of this Agreement unless Purchaser cures such breach within thirty days after written notice of such breach has been given to Purchaser.

            (C)  Failure or delay by either party in terminating this Agreement Following the occurrence of any event specified in Section 5.2(A) or (B) above or following any other breach of this Agreements shall not constitute a waiver of such party's right to terminate this Agreement.

            (D)  No termination of this Agreement shall release or discharge either of the parties hereto from any debt or liability which shall have been incurred or accrued prior to the date of termination.

          5.3  The parties may extend the term of this Agreement for the Extended Term upon delivery by Purchaser to Supplier of written notice requesting such extension at least one hundred eighty (180) days prior to the end of the Initial Term.

        6.    Miscellaneous

          6.1  Indemnification. Subject to Section 6.14, each party hereto (the "Indemnifying Party") shall, to the extent of the Indemnifying Party's proportionate share of fault, if any, indemnify and hold harmless the other party and its officers, directors, employees, agents, representatives, contractors and subcontractors from and against any and all claims or causes of action brought by any third party or third parties arising out of any act or omission of the Indemnifying Party in connection with this Agreement.

          6.2  Confidentiality. Unless otherwise agreed in writing or required by law or other regulatory authority, both parties agree to treat information relating to the Products, and any other information exchanged in connection with this Agreement, including such information received before or after the effective date of this Agreement, whether in tangible form or derived through visual observation, as confidential ("Confidential Information"). The parties, on behalf of their respective employees and agents (collectively referred to as "Staff"), shall hold confidential and shall not, directly or indirectly, disclose, publish or use for personal benefit or the benefit of any third party any Confidential Information disclosed by one party hereto (the "Disclosing Party") to the other party hereto (the "Receiving Party"). This restriction shall not apply if (i) the information shall have become public knowledge without a breach of this Agreement by or fault on the part of the Receiving Party or its Staff, or (ii) if the Receiving Party is required to disclose

  Confidential Information in response to a subpoena or other regulatory, administrative or court order, including information which Purchaser is required to disclose by any governmental body in connection with the marketing of the Products; provided, however, that in such event, the Receiving Party shall promptly notify the Disclosing Party prior to disclosing any Confidential Information. Notwithstanding any provision to the contrary, this obligation of confidentiality shall survive the termination of this Agreement for three (3) years.

          6.3  Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. All sales of Products by Supplier to Purchaser hereunder shall be subject to the provisions of this Agreement and shall not be subject to the terms and conditions contained in any purchase order of Purchaser except insofar as any such purchase order establishes the quantity or mix of Products ordered thereunder and the delivery date and carrier thereof.

          6.4  Arbitration. All disputes hereunder not resolved by good faith negotiations among the parties shall be submitted, by either party at any time, to, and determined by, arbitration. The arbitration shall be conducted in Seoul, Korea in accordance with Arbitration Rules of the Korean Commercial Arbitration Board if Purchaser is named a respondent (defendant); in San Diego, California, U.S.A., if Supplier is named a respondent (defendant) in accordance with the then-current rules for arbitration established by the American Arbitration Association ("AAA").

            (A)  The award rendered by the arbitrator shall be final and binding, and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof.

            (B)  The award rendered by the arbitrator shall include (A) a provision that the prevailing party in such arbitration recover its costs relating to the arbitration and reasonable attorneys' fees from the other party, (B) the amount of such costs and fees, and (C) an order that the losing party pay the fees and expenses of the arbitrator.

            (C)  The arbitrator shall by the agreement of the parties expressly be prohibited from awarding punitive damages in connection with any claim being resolved by arbitration hereunder.

            (D)  All aspects of the arbitration shall be treated as confidential. Neither the parties nor the arbitrator may disclose to any third party the existence, content or results of the arbitration, except as necessary to enforce the award in court or to comply with legal or regulatory requirements.

          6.5  Governing Law. This Agreement shall be construed in accordance With and all disputes hereunder shall be governed by the laws of Korea, excluding its conflict of law rules.

          6.6  Notice. Any notice, demand, offer, request or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one (1) business day after being deposited with an overnight courier service, or (v) four (4) days after being deposited in the U.S. or Korean mail, First Class with postage prepaid, and addressed with respect to a party as follows, or to such other address as a party may request by notifying the other party thereof in writing;

      If to Purchaser:

        Dong Shin
        10th Fl, V-Valley Bldg., #724
        Suseo-Dong, Kangnam-Ku
        Seoul, Korea 135-220
        Facsimile No.: (82)2-557-8898
        Attn: Young Joon Park

      If to Supplier:

        SeraCare Life Sciences, Inc.
        1935 Avenida Del Oro, Suite F
        Oceanside, CA 92056
        Facsimile No.: (760)806-8933
        Attn: Michael Crowley, Jr.

          6.7  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

          6.8  Relationship. The relationship between Purchaser and Supplier is that of vendor and vendee and under no circumstances shall either party, its agents and employees, be deemed agents or representatives of the other party, or have the right to enter in into any contracts or commitments in the name of or on behalf of the other party in any respect whatsoever.

          6.9  Binding Effect: Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Except as herein specifically provided to the contrary, neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void; provided, however, either party (or its permitted successive assignees or transferees hereunder)may assign or transfer this Agreement as a whole without consent to an entity that succeeds to all or substantially all of the business or assets of such party to which this Agreement relates.

          6.10 Severability. The parties have negotiated and prepared the terms of this Agreement in good faith with the intent that each and every one of the terms, covenants and conditions herein be binding upon and inure to the benefit of the respective parties. Accordingly, if any one or more of the terms, provisions, promises, covenants of conditions of this Agreement or the application thereof to any person or circumstance shall be adjudged to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction, such provision shall be as narrowly construed as possible, and each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreement or their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law. To the extent this Agreement is in violation of applicable law, then the parties agree to negotiate in good faith to amend the Agreement, to the extent possible consistent with its purposes, to conform to law.

          6.11 Waiver of Breach. The waiver by either party hereto of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision hereof.

          6.12 Amendment and Execution. This Agreement and amendments hereto shall by in writing and executed in multiple copies via facsimile or otherwise on behalf of Purchaser and Supplier by their respective duly authorized officers and representatives. Each multiple copy shall be deemed an original, but all multiple copies together shall constitute one and the same instrument.

          6.13 Authority. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors rights generally and general equity principles.

          6.14 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER APARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS.

          6.15 Force Majeure.

            (A)  "Force Majeure" shill mean any event or condition not within the reasonable control of a party, which prevents in whole or in material part the performance by such party of its obligations hereunder or which renders the performance of such obligations so difficult or costly as to make such performance commercially unreasonable. Without limiting the foregoing, the following shall constitute events or conditions of Force Majeure: riots, war, prolonged shortage of energy supplies, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning and explosion.

            (B)  Upon giving notice to the other party, an party affected by an Event of force Majeure shall be released without any liability on its part from the performance of its obligations, under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations Is prevented by the event of Force Majeure. Such notice shall include a description of the nature of the event of Force Majeure, and its cause and possible consequences. The party claiming Force Majeure shall promptly notify the other party of the termination of such event.

            (C)  Should the period of Force Majeure continue for more than six(6) consecutive months, either party may terminate this Agreement without liability to the other party, except for payments due to such date, upon giving written notice to the other party.

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its by its officers thereunto duly authorized on the day and year first above written.

SERACARE LIFE SCIENCES, INC.	DONG SHIN PHARM. CO., LTD.
BY: /s/ Michael F. Crowley Jr.	BY: /s/ Jhin Ho Pyen
Name: Michael F. Crolwey Jr.	Name: Jhin Ho Pyen
Title: President / COO	Title: Chief Executive Officer

LIST OF OMITTED EXHIBITS

        The following Exhibit to the Human Plasma Supply Agreement has been omitted from this Exhibit and shall be furnished to the Commission upon request:

        Exhibit A: Form of Certificate of Analysis

EXHIBIT B

Products

Calendar Year	Product	Quantity	Price
2001	Human Plasma	***liters	$***per liter
2002	Human Plasma	***liters	$***per liter
2003	Human Plasma	***liters	$***per liter

***
Confidential information omitted and filed separately with the Securities and Exchange Commission

EXHIBIT C

Specifications

***

***
Confidential information omitted and filed separately with the Securities and Exchange Commission

QuickLinks

  Exhibit 10.14
  REDACTED VERSION
HUMAN PLASMA SUPPLY AGREEMENT
LIST OF OMITTED EXHIBITS
EXHIBIT B
Products
EXHIBIT C
Specifications